Euronet Expands Senior Secured Credit Facility
LEAWOOD, Kan. - Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading global electronic payments provider, today announced that the Company has exercised its right to increase the borrowing capacity under its senior secured revolving credit facility from $275 million to $400 million, with a syndicate of financial institutions.
The terms and conditions of the senior secured revolving credit facility, including pricing, maturity and covenants, remain unchanged.
“We are pleased with the support of our existing lenders through additional commitments together with the support of two new banks that joined the group,” states Rick Weller, Chief Financial Officer of Euronet Worldwide, Inc. “While we have sufficient cash and availability under our current facility to meet the likely put of the $171 million in principal amount of our 3.5% convertible bonds on October 15, the increased capacity will give us additional liquidity to support growth opportunities."
About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products.
Euronet's global payment network is extensive - including 17,048 ATMs, approximately 69,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 34 countries; card software solutions; a prepaid processing network of approximately 617,000 POS terminals at approximately 297,000 retailer locations in 29 countries; and a consumer-to-consumer money transfer network of approximately 158,000 locations serving 133 countries. With corporate headquarters in Leawood, Kansas, USA, and 46 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company's website at www.euronetworldwide.com.
Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company's products and services; foreign currency exchange fluctuations; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.
Contact:
Stephanie Taylor
Euronet Worldwide, Inc.
+1-913-327-4200

staylor@eeft.com